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                                                                     EXHIBIT 4.3

                           STOCK RESTRICTION AGREEMENT

        THIS AGREEMENT, made on the 15th day of April 1992, by and between CTA INCORPORATED, a Colorado corporation (the "Company"), and each of the employees, consultants or directors and other persons who wish to buy stock of CTA and agrees to be bound by the terms hereof (each, a "Shareholder").

        WHEREAS, the Company or another Shareholder wishes to sell to the Shareholder, and the Shareholder wishes to purchase from the Company or such other Shareholder, shares (the "Shares") of common stock, par value $.01 per Share, of the Company (the "Common Stock"); and

        WHEREAS, the Shareholder and the Company agree that it is in the best interest of both parties for the Company to remain predominantly employee owned and that, therefore, the Shares should be subject to certain restrictions set forth herein.

        NOW, THEREFORE, in consideration of the premises and for the benefit of the Company, it is agreed by and between the parties as follows:

        1.      Restriction on Shares.

                (a) The Company's Right to Repurchase on Termination of Employment. To the extent that the Shareholder is an employee, consultant or director of the Company (each, an "Employee"), if the Employee's employment by the Company is terminated (whether by reason of death, retirement, disability, resignation, discharge or any other reason), then all Shares owned by the Employee shall be subject to the Company's right of repurchase. The Company's right to repurchase shall be exercised by mailing written notice to the Employee at his address of record on the Company's stock record books within one year following the termination of employment (such one year period shall commence on such date of termination of employment and shall not be extended by accrued vacation, sick days, or similar accruals). Such notice shall request delivery of certificates representing the Shares owned by the Employee, duly endorsed in blank or to the Company, free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. The price per share for the repurchase shall be the then prevailing formula price established by the Company for the Common Stock on the date of such termination; provided, however, that in the event that such formula price is less than the price paid by the Employee for any of his Shares, the Company shall not repurchase such Shares without the Employee's consent. The Company shall, in the event it exercises its right to repurchase such Shares as provided in this Subparagraph 1(a), pay for such Shares in cash as soon as practicable after receipt by the Company of the certificate or certificates representing such Shares. If the Company is unable to make such payment directly to the Employee, then the Company may satisfy its obligation to make such payment by depositing the purchase price within such one year period in an interest bearing account for the benefit of the Employee and such Shares shall thereby be deemed to have been transferred to the Company and no longer outstanding, with all rights of the Employee with regard to such Shares terminated. A determination by the Company not to repurchase any of the Employee's shares shall in no event affect the validity of Subparagraph 1(b) or any other provisions hereof which shall remain binding on the Shareholder.

                (b) Other Rights of the Company to Repurchase. If at any time the Shareholder desires to sell any Shares other than through the limited market (the "Limited Market") maintained on behalf of the Company by a registered broker-dealer, the Shareholder shall first give notice to the Secretary of the Company containing:


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                (i) A statement signed by the Shareholder notifying the Company that the Shareholder desires to sell Shares of Common Stock and has received a bona fide offer to purchase Shares.

                (ii) A statement signed by the intended purchaser containing:

                        (A) the intended purchaser's full name, address and taxpayer identification number;

                        (B)     the number of Shares to be purchased;

                        (C)     the price per Share to be paid;

                        (D) other terms under which the purchase is intended to be made;

                        (E) a representation that the offer, under the terms specified, is bona fide, and

                        (F) a representation that the intended purchaser will enter into an agreement with the Company on substantially the same terms as set forth herein.

                (iii) If the purchase price is payable in cash, in whole or in part, a copy of a certified check, cashier's check or money order payable to the Employee from the purchaser in the amount of the purchase price which is to be paid in cash.

        The Company shall thereupon have an option exercisable within thirty
(30) days of receipt of such notice by the Secretary to purchase all, but not less than all, of the Shares specified in the notice at the offer price and upon the same terms as set forth in the notice. Such option shall be exercised by the Company by mailing written notice to the Shareholder at his address of record on the Company's stock record books. In the event the Company does not exercise such option, then the Shareholder may sell the shares specified in the notice within thirty (30) days thereafter to the person specified in the notice, at the price and upon the terms and conditions set forth therein. The Shareholder may not sell such Shares to any other person, or at any different price, or on any different terms without first reoffering such Shares to the Company.

        (c) Election of Rights by the Company. In the event circumstances shall occur which would ordinarily permit the company to exercise its rights under either Subparagraph 1(a) or 1(b) at a time when the Company's rights under the other Subparagraph have become and remain exercisable, the Company in its sole discretion may elect which of such rights it shall exercise. The Company may designate one or more nominees to purchase any Shares which it has the right to purchase pursuant to Subparagraph 1(a) or 1(b), in lieu of purchasing such Shares itself.

        (d) Transfers. The Shareholder agrees not to sell, transfer, pledge, hypothecate, assign, or otherwise, in any manner, dispose of any of the Shares (other than through the Limited Market), or any right or interest therein, without abiding with the provisions of Section 1(a) or 1(b) or the other provisions hereof and any purported attempt to sell, transfer, pledge, hypothecate, assign, or otherwise dispose of the Shares by the Employee shall be null and void and without effect. No such transfer shall be made unless the purchaser enters into an agreement with the Company on substantially the same terms as set forth herein.

        NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NO TRANSFER, SALE OR OTHER DISPOSITION OF ANY OF THE SHARES MAY BE EFFECTED UNLESS (I) SUCH SALE, TRANSFER, OR OTHER


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        DISPOSITION COMPLIES WITH THE FEDERAL SECURITIES LAWS AND ANY APPLICABLE
        STATE SECURITIES OR BLUE SKY LAWS AND (II) THE TRANSFEREE OF SUCH SHARES (INCLUDING ANY TRANSFEREE WHO IS AN EMPLOYEE OF THE COMPANY) AGREES IN WRITING TO BE BOUND BY THE PROVISIONS OF THIS AGREEMENT.

        (e)     Lapse or Waiver of Restrictions.

        (i) Lapse. All restrictions upon the Shares set forth in this Paragraph 1(a) shall automatically lapse and be of no further force and effect if:

                (A) the Company makes an underwritten offering of its Common Stock (or any class of securities convertible into any class of its Common Stock) on a firm commitment basis to the general public (which for purposes hereof shall not include an offering in which substantially all of the Shares are intended for sale to officers, directors, and employees of the Company); or

                (B) the Company applies to have its Common Stock (or any class of securities convertible into any class of its Common Stock) listed on a national securities exchange.

        (ii) The Company, acting in its sole discretion, may waive any or all of the restrictions upon the Shares of Common Stock set forth in this Paragraph 1 in such circumstances as the Company deems appropriate, and such waiver may be effective as to any or all of the Shares of Common Stock held by the Shareholder.

        (f) The Shareholder and the Company understand and agree that the provisions of this Agreement shall only be applicable to the Shares of Common Stock subject to this Agreement and all shares of capital stock that are issued or paid to the Shareholder as a dividend, distribution, or otherwise with respect to such Shares.

        2. Legend. All stock certificates issued by the Company and all stock certificates issued by or on behalf of the Company held by the Shareholder shall have the following legend marked upon the face thereof:

        "SALE, TRANSFER, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OF THESE SHARES IS RESTRICTED BY THE TERMS OF A STOCK RESTRICTION AGREEMENT WHICH MAY BE EXAMINED AT THE OFFICE OF THE COMPANY."

        3. Entire Agreement. This Agreement represents the entire Agreement between the Company and the Shareholder with respect to the subject matter hereof and supersedes any prior agreements, correspondence, or understandings between them with respect to the subject matter hereof.

        4. Advisors. The Shareholder has been advised by counsel of the Employee's own choice with regard to the legal, tax, and other consequences of this Agreement to the Shareholder and has not relied upon the Company or its counsel with regard thereto.

        5. Binding Effect. This Agreement shall be binding upon the personal representatives, distributees, successors, and assigns of the Company and the Shareholder.

        6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall be considered one and the same instrument.


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        7. Governing Law. This Agreement shall be governed by the laws of the
State of Colorado without regard to the conflict of laws provisions thereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


CTA INCORPORATED

C.E. Velez
President













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